UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2011

MagnaChip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A., 74, rue de Merl, B.P. 709, L-2017 Luxembourg, Grand Duchy of Luxembourg		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective August 10, 2011, Steven Tan has resigned his position as a director of the Company. Mr. Tan served on the Company’s Nominating and Corporate Governance Committee. Mr. Tan’s resignation was not a result of any disagreement with the Company or its executive officers, or any matter relating to the Company’s operations, policies or practices.

(d) Effective August 12, 2011, the Board of Directors of the Company (the “Board”) has appointed Brian Mulhern as a Class III director of the Company to fill the vacancy created by the resignation of Mr. Tan and to serve until Mr. Mulhern’s successor is duly elected and qualified, or until Mr. Mulhern’s earlier resignation, removal, death or disability. The Board has appointed Mr. Mulhern to the Company’s Nominating and Corporate Governance Committee. Mr. Mulhern is currently a Senior Vice President at Avenue Capital Management II, L.P. (“Avenue”). Because funds affiliated with Avenue control a majority of our outstanding equity, Avenue is considered our affiliate. In May 2011, MagnaChip Semiconductor S.A. (“LuxCo”), a wholly-owned subsidiary of the Company, entered into a securities purchase agreement with investment funds affiliated with Avenue pursuant to which the Company purchased $35 million aggregate principal amount of LuxCo’s outstanding 10.500% Senior Notes due 2018 (the “Notes”) held by such funds for an aggregate purchase price, together with accrued and unpaid interest, of approximately $38.47 million. The Avenue funds had purchased such Notes from LuxCo and MagnaChip Semiconductor Finance Company in their $250 million April 2010 private offering of Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: August 12, 2011	By:	/s/ John McFarland
John McFarland Executive Vice President, General Counsel and Secretary